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                                                        Exhibit A

                   AGREEMENT OF LIMITED PARTNERSHIP
                                 OF
                          JRS PROPERTIES L.P.,
                    AN IDAHO LIMITED PARTNERSHIP
                             (Excerpts)

 . . .

                            ARTICLE 2

                           DEFINITIONS

     Unless otherwise expressly provided herein or unless the context otherwise requires, the terms with initial capital letters in this Partnership Agreement shall be defined as follows:

     2.1  "Act" shall mean the Idaho Revised Uniform Limited
Partnership Act, codified at Title 53, Chapter 2, of the Idaho
Code, and any corresponding provisions of succeeding law.

 . . .

     2.5  "Agreement" shall mean this Agreement of Limited
Partnership, as amended from time to time.

 . . .

     2.12 "General Partner" means J.R. Simplot, any other Person who is admitted by a Majority of the General Partners as an additional General Partner pursuant to Section 5.10 hereof, and any other Person who is elected or admitted hereto as a General Partner pursuant to Section 5.8 or 6.1 of this Agreement. Reference to a "General Partner" shall be to J.R. Simplot, initially, and if other General Partners are added, to any one of the General Partners.

 . . .

     2.16 "Limited Partners" refers to Person who are admitted to the Partnership as a limited partner. Reference to a "Limited
Partner" shall be to any one of the Limited Partners.

     2.17 "Majority of the General or Limited Partners" means the vote of the Partners (General or Limited, by class) who own, in the aggregate, by class, more than fifty percent (50%) of the total outstanding Percentage Interests. Each Partner shall have a number of votes equal to the Percentage Interests of such Partner as determined under Section 2.21.

 . . .

     2.20 "Partnership" refers to JRS Properties L.P., the partnership governed by this Agreement.

 . . .

     2.22 "Person" means any individual, partnership, corporation, trust, or other entity.

 . . .

                            ARTICLE 5

            RIGHTS AND DUTIES OF THE GENERAL PARTNER

     5.1 MANAGEMENT AND CONTROL. The General Partner (or a Majority of the General Partners, if more than one should then be acting) shall have exclusive management and control of the business of the Partnership, and all decisions regarding the management and affairs of the Partnership shall be made by the General Partner. The General Partner shall have all the rights and powers of a general partner as provided in the Act and as otherwise provided by law. If more than one General Partner should then be acting, any General Partner may take an action which is necessary, proper or desirable to carry out the aforementioned duties and responsibilities if the amount involved does not exceed One Million Dollars ($1,000,000.00). Any such action which involves an amount in excess of One Million Dollars ($1,000,000.00) may not be undertaken without the approval of a Majority of the General Partners. Except as otherwise expressly provided in this Agreement, the General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its sole judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities including, but not limited to, the right, power and authority from time to time to do those things specified elsewhere in this Agreement and the following:

 . . .

          (b) To acquire, improve, manage, charter, operate, sell, transfer, exchange, encumber, pledge, borrow against and dispose of any real, personal or intangible property of the Partnership;

 . . .

          (e) Subject to Section 10.4, to enter into notes, lending, security agreements/arrangements, nominee agreements, voting trusts, deeds of trust, credit arrangement, management agreements and any other similar or related agreement or arrangement involving the real, personal or intangible property of the Partnership as the General Partner deems necessary or appropriate to accomplish the purposes of the Partnership;

 . . .

      (g) To enter into margin agreements/arrangements, short and long sales, and hedging agreements/arrangements with respect to securities, marketable and non-marketable.

 . . .